Exhibit 3.9

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “2420 LAKEMONT AVENUE, LLC”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF AUGUST, A.D. 2005, AT 2:43 O’CLOCK P.M.

	Harriet Smith Windsor, Secretary of State
4016117 8100	AUTHENTICATION:	4095662
050676172	DATE:	08–16–05

State of Delaware Secretary of State Division of Corporations Delivered 02:49 PM 08/16/2005 FILED 02:43 PM 08/16/2005 SRV 050676172 – 4016117 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is 2420 Lakemont Avenue, LLC
•	Second: The address of its Registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington . The name of its Registered agent at such address is The Corporation Trust Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)
•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 16th day of August, 2005.

By:
Authorized Person(s)

Name:	Dale W. Morris
Typed or Printed

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